Exhibit 10.30

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (the “Amendment”) is entered into as of the 25th day of August, 2021, by and between RIF III – Avenue Stanford, LLC, a California limited liability company (“Landlord”) and Avita Medical Americas, LLC, a Delaware limited liability company (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into a Lease dated October 3, 2016, as amended by that certain First Amendment to Lease, dated as of December 14, 2016, as amended by that certain Second Amendment to Lease, dated as of December 4, 2017 and as amended by that certain Third Amendment to Lease, dated as of November 17, 2020 (the “Third Amendment”) (as amended, the “Existing Lease”) pursuant to which Landlord leased to Tenant certain premises consisting of approximately 17,465 square feet located at 28159 Avenue Stanford, Suites 200 and 220, Valencia, California, 91355 (the “Premises”), such Existing Lease, as heretofore modified, being herein referred to as the “Lease”.

WHEREAS, the current Expiration Date of the Lease is July 31, 2022. Landlord and Tenant desire to modify the Lease to, among other things, extend the term of the Lease, on the terms and conditions set forth below.

A G R E E M E N T:

NOW THEREFORE, in consideration of the Premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	The Lease Term is extended such that the Lease shall terminate on July 31, 2023 (the “Fourth Extension Term”). The monthly Base Rent during the Fourth Extension Term shall be as follows:

Period	Monthly Base Rent
August 1, 2022 – July 31, 2023	$35,204.38

2.

Except as otherwise expressly provided herein, all defined terms used in this Amendment shall have the same respective meanings as are provided for such defined terms in the Lease. Tenant shall accept the Premises in its “as is” condition, without any representations or warranties, and shall pay all increases in Common Area Operating Expenses, over the Base Year as provided in the Lease during the Fourth Extension Term.

3.

Notwithstanding anything to the contrary in the Lease, Tenant, at its expense, shall maintain during the Lease Term, at Tenant’s sole cost and expense, commercial general liability insurance (and, if necessary, commercial excess liability insurance) applicable to the Premises and its appurtenances providing a minimum combined single limit of not less than $2,000,000 per occurrence with an annual aggregate of not less than $2,000,000; and if Tenant stores property of others for a fee, Tenant shall maintain warehouse operator’s legal liability insurance for the full value of the property of such customers as determined by the warehouse contract between Tenant and its customer.

4.

In addition to Tenant’s insurance requirements under Section 8 of the Existing Lease, Tenant shall be required to maintain the following insurance: (i) employers liability insurance of at least $1,000,000; and

(ii) business automobile liability insurance (and, if necessary, commercial excess liability insurance) having a combined single limit of not less than $2,000,000 per accident insuring Tenant against liability arising out of the ownership maintenance or use of any owned, hired or non-owned automobiles

5.

Section 8.3(a) of the Existing Lease shall be amended such that Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to earthquake insurance. All such insurance costs shall be included as part of the Common Area Operating Expenses charged to Tenant.

6.	As of the date hereof, Addendum Two of the Third Amendment is hereby deleted in its entirety and of no further force and effect. Tenant shall have no further options to extend the term of the Lease.

7.

Except as otherwise provided in this Lease, Tenant shall, at Tenant's sole expense and regardless of the cost therefor or the time remaining on the Lease Term, fully, diligently and in a timely manner, materially comply with all Legal Requirements, which shall include without limitation all South Coast Air Quality Management District rules and more specifically SCAQMD Rule 2305. Under SCAQMD Rule 2305, Tenant is and shall be deemed to be the "warehouse operator" of the Premises and shall be solely responsible for compliance with such rule and any and all fees assessed thereunder.

8.

Tenant warrants, represents and certifies to Landlord that as of the date of this Amendment, (i) Landlord is not in default under the Lease, (ii) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when the same become due; and (iii) Tenant has no remaining renewal, extension or termination options or rights of first offer or first refusal.

9.

Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than CBRE, Inc., and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

10.

Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

11.

Landlord and Tenant hereby agree that (i) this Amendment is incorporated into and made a part of the Lease, (ii) any and all references to the Lease hereinafter shall include this Amendment, and (iii) the Lease and all terms, conditions and provisions of the Lease are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

12.

Tenant agrees and understands that Landlord shall have the right (provided that the exercise of Landlord’s rights does not materially and adversely affect Tenant’s use and occupancy of the Premises or subject Tenant to additional costs), without Tenant’s consent, to place a solar electric generating system on the roof of the Building or enter into a lease for the roof of the Building whereby such roof tenant shall have the right to install a solar electric generating system on the roof of the Building, and Landlord and its agents shall have access to the roof to accomplish the foregoing.

13.

For so long as Landlord maintains the contract for electricity at the Project, Landlord shall have access to the Energy Data (defined below) and shall collect Energy Data on Tenant’s behalf annually. In the event Landlord is not the intermediary for electricity at the Project and Tenant obtains its own electricity contract, annually Tenant, at Tenant’s sole cost and expense, shall deliver to Landlord data regarding the electricity consumed in the operation of the Premises (the “Energy Data”) for purposes of regulatory compliance, manual and automated benchmarking, energy management, building environmental performance labeling and other related purposes, including but not limited, to the Environmental Protection Agency’s Energy Star rating system and other energy benchmarking systems. Tenant agrees to update such benchmarking information for Tenant’s operations conducted during the year. Landlord shall use commercially reasonable efforts to utilize automated data transmittal services offered by utility companies to access the Energy Data. Additionally, Tenant shall be responsible, at Tenant’s sole cost and expense, upon Landlord’s request, to provide any required information necessary for Landlord to comply with South Coast Air Quality Management District rules related to Tenant’s use of the Premises.

14.

Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto on this Amendment which are delivered by facsimile or PDF as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original ink signatures of each person and entity. Further, the parties hereto expressly consent and agree that this Amendment may be electronically signed and that electronic signatures appearing on this Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed this Amendment as of the day and year first above written.

TENANT:

AVITA MEDICAL AMERICAS, LLC,

a Delaware limited liability company

By:

Name:	Michael Holder

Title:	CFO

Date:	Aug 27, 2021 | 5:49 PM PDT

LANDLORD:

RIF III – AVENUE STANFORD, LLC,

                  a California limited liability company

By: Rexford Industrial Realty, L.P.,

                  a Maryland limited partnership,

                  Its Managing Member

By: Rexford Industrial Realty, Inc.,

                  a Maryland corporation,

                  Its General Partner

By:

Name Printed:	Howard Schwimmer

Title:	Co-Chief Executive Officer

Date:	Aug 31, 2021 | 9:12 AM PDT